Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made between Rapport Therapeutics, Inc., a Delaware corporation (the “Company”), and Bradley S. Galer (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”.

WHEREAS, the Parties entered into an Employment Agreement effective June 10, 2024 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and the Executive each retained the right to terminate the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 4 of the Employment Agreement;

WHEREAS, the Executive’s employment will end on January 31, 2025 (the “Date of Termination”) pursuant to Section 4(d) of the Employment Agreement;

WHEREAS, this Agreement is the “Separation Agreement” referred to in the Employment Agreement; and

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive will be eligible to receive the Severance pay and Benefits as described in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Ending of Employment. The Executive’s employment with the Company (and any of the Company’s affiliates, if applicable) will end on the Date of Termination. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the Date of Termination. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Executive acknowledges and agrees that he received a “Notice of Termination,” with this Agreement and that such notice satisfies the Company’s obligations related to a Notice of Termination under Section 5(a) of the Employment Agreement. The Executive shall cease vesting in any outstanding, unvested stock options, restricted stock or other equity awards as of the Date of Termination, consistent with the applicable equity award agreement and equity incentive plan (collectively, the “Equity Documents”). The Executive may exercise his vested options, if any, within the time period set forth in the Equity Documents, provided if the Executive enters into, does not revoke and complies with this Agreement, then Section 3(e) of this Agreement will apply. The unvested portion of any equity award shall terminate or be forfeited on the Date of Termination provided if the Executive enters into, does not revoke and complies with this Agreement, then Section 3(d) of this Agreement will apply. The Executive remains subject to the Company’s Insider Trading Policy. By entering into this Agreement, the Executive acknowledges and agrees that the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid to the Executive in connection with the ending of his employment and that he is not entitled to any other severance pay, benefits, bonus or incentive pay or equity rights, including without limitation pursuant to any severance plan, program or arrangement.
2.
Accrued Obligations. In connection with the ending of his employment, and regardless of whether this Agreement becomes effective, the Company shall pay or provide to the Executive the following “Accrued Obligations”: (i) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. For the avoidance of doubt, neither the Company nor the Executive have any payment or repayment obligations with respect to the Commuting Benefit/Relocation Assistance as described in Section 3 of the Employment Agreement. Any unpaid expense reimbursements must be submitted promptly to the Company in accordance with the Company’s expense policies and procedures.

In addition, regardless of whether this Agreement becomes effective, the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover. Any COBRA continuation coverage will be at the Executive’s own cost, except as provided in Section 3(b) below.

3.
Severance Pay and Benefits. In exchange for the Executive entering into, not revoking and complying with this Agreement, the Executive will be entitled to the following “Severance Pay and Benefits”:
(a)
The Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Amount”). The amounts payable under this Section 3(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, commencing on the first practicable payroll date after the Effective Date of this Agreement, with the initial payment including a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.
(b)
Subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the

Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)
The Company shall pay the Executive a bonus of $163,200, less applicable deductions and withholdings (the “Final Bonus)”. The Final Bonus will be paid at the time the Company pays bonuses to its other executive level employees but in no event later than March 15, 2025.
(d)
On the later of (i) the Date of Termination; or (ii) the Effective Date of this Agreement, the Company shall accelerate the vesting of 12,339 of Unvested Shares as defined in and governed by the Rapport Therapeutics, Inc., Restricted Stock Agreement dated December 2, 2022 (the “Restricted Stock Agreement”); provided that, in order to effectuate this accelerated vesting, the Unvested Shares that are subject to acceleration that would otherwise be forfeited on the Date of Termination will be delayed until earlier of (A) the Effective Date of this Agreement (at which time acceleration will occur) or (B) the date that this Agreement can no longer become effective (at which time the Unvested Shares subject to accelerated vesting pursuant to this subsection will be forfeited). All other terms of the Restricted Stock Agreement and the Equity Documents shall remain in full force and effect.
(e)
With respect to any stock options that have vested as of the Date of Termination, the exercise period for such vested stock options will be extended until the earlier of (A) December 31, 2025 or (B) the original expiration date for such vested stock options as provided in the applicable Equity Documents; provided that, and notwithstanding the foregoing, in the event of a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended (the “Plan”), the exercise period may be shortened consistent with the provisions of the Plan. The Executive acknowledges that to the extent any such vested stock options are intended to be an “incentive stock option,” such options may no longer qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, but instead may convert to a nonqualified stock option, consistent with applicable law. The Executive should consult with his own tax professional regarding the tax treatment of his stock options.
4.
General Release. In consideration for, among other terms, the Severance Pay and Benefits, to which the Executive acknowledges that he would otherwise not be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities and its and their respective predecessors, successors and assigns, each of the foregoing’s respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims: relating to the Executive’s employment by and termination of employment with the Company; arising out of or relating to the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment whether in contract or tort; of violation of public policy; of intentional, reckless, or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under state, federal or municipal law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, the Massachusetts Fair Employment Practices Act and the Pennsylvania Human Relations Act,); of whistleblower retaliation; of fraud; under any other federal, state or local statute, rule, ordinance or regulation (including, without limitation, the Pennsylvania Whistleblower Law, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act); of promissory estoppel or detrimental reliance; for wages, bonuses, incentive compensation, stock, stock options, restricted stock or other equity interests, vacation pay, severance allowances or entitlements, and any other compensation or benefits, either under the Massachusetts Wage Act, or otherwise; arising out of the Executive’s capacity as a Company optionholder or stockholder (as applicable); of slander, libel, defamation, personal injury, negligence or other torts; for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements.

Notwithstanding the foregoing, this general release does not extend to any rights or Claims (i) that cannot be released as a matter of law, (ii) that arise under this Agreement, (iii) to indemnification under the Company’s Bylaws or any applicable directors’ and officers’ insurance, or (iv) to unemployment compensation benefits or to workers’ compensation (if any). The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. The Executive represents that he has not assigned any Claim to any third party.

5.
Return of Property. The Executive acknowledges and agrees that he is required to return all Company property to the Company upon the ending of his employment, including pursuant to the Employee Confidentiality, Assignment and Nonsolicitation Agreement between the Executive and the Company dated December 2, 2022 (the “Restrictive Covenants Agreement”). By entering into this Agreement, the Executive confirms that he has returned to the Company (or on or prior to the Date of Termination, or immediately upon request by the Company, will return), without altering, copying or deleting any Company information, all Company property, including, without limitation, any Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination.
6.
Communications; Non-Disparagement.
(a)
The Executive acknowledges and agrees that he actively participated in the process with respect to the messaging relating to the Executive’s departure (the “Agreed Upon Transition Messaging”). The Executive agrees his communications regarding his departure will continue to be consistent with the Agreed Upon Transition Messaging.
(b)
After the Date of Termination, the Executive shall not represent that he is employed by or in any other service relationship with the Company, except that the Executive may retain his title on LinkedIn for up to one year following the Date of Termination; provided that, and for the avoidance of doubt, the Executive is not authorized to perform services for the Company or bind the Company during such time period. In the event the Executive commences other employment prior to the one year anniversary of the Date of Termination, he shall promptly update his LinkedIn title.
(c)
Subject to the protected disclosures in Section 10, the Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of the Company’s officers, directors, employees or agents. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Company’s officers, directors, employees or agents. For its part, the Company will instruct its current senior executives and members of its Board not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Executive during their engagement with the Company; provided that nothing herein prohibits truthful legal testimony or truthful rebuttal of false or misleading statements, nor communications with a Government Agency (as defined below).
7.
Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Pay and Benefits is conditioned on his full compliance with Sections 5 through 7 of this Agreement, the Restrictive Covenants Agreement, and Section 9 of the Employment Agreement. The Restrictive Covenants Agreement and Section 9 of the Employment Agreement are incorporated by reference as material terms of this Agreement, and, together with Sections 5 through 7 of this Agreement, shall be referred to as the “Continuing Obligations”; provided that the Continuing Obligations shall be construed in accordance with the protected disclosures in Section 10 below. In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate payments provided under this Agreement other than the Accrued Obligations. Such termination in the event of a breach by the Executive of the Continuing Obligations shall not affect the general release in Section 4 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, then the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.
8.
Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.
9.
Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. In signing this Agreement, the Executive agrees that he is not relying upon any promise or representations made by anyone at or on behalf of the Company.
10.
Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
11.
Time for Consideration; Effective Date. The Company advises the Executive to consult with an attorney before entering into this Agreement and the Executive has, in fact, consulted with counsel. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily and knowingly entering into this Agreement. The Executive acknowledges that he has been given the opportunity to consider this Agreement for more than 21 days before executing it and, to accept this Agreement, the Executive must execute the Agreement prior to 5PM ET on January 31, 2025 (the “Consideration Period”). The parties agree that changes, whether material or immaterial, do not restart the running of the Consideration Period. To accept this Agreement, the Executive must return (via DocuSign circulated by Company counsel) a signed, unmodified original PDF version of this Agreement (via DocuSign) so that it is received at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to Kathy Wilkinson, (email: ), provided that such notice is delivered so that it is received at or before the expiration of the seven business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this

Agreement or void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including, without limitation, any of the Continuing Obligations) or engages in conduct that would constitute Cause under the Employment Agreement.
12.
Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.
13.
Entire Agreement. This Agreement, including the Continuing Obligations, constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement (except for Sections 8 and 9 which are preserved), provided that the Equity Documents (including the Restricted Stock Agreement) shall continue to be in full force and effect in accordance with their terms, except to the extent specifically modified herein.
14.
Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
15.
Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.
16.
Section 409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
17.
Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.
18.
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.
19.
Consent to Jurisdiction. The Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
20.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures (including via DocuSign) shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

RAPPORT THERAPEUTICS, INC.

By: /s/ Abraham N. Ceesay

Name: Abraham N. Ceesay

Title: Chief Executive Officer

Date: _January 31, 2025__________________

EXECUTIVE:

_/s/ Bradley S. Galer ______________________

Name: Bradley S. Galer

Date: _January 31, 2025__________________